Exhibit 99.1

For Immediate Release
February 24, 2026

Carlyle Secured Lending, Inc. Announces Financial Results For Fourth Quarter and Full Year Ended December 31, 2025, Declares First Quarter 2026 Dividend of $0.40 Per Common Share
New York - Carlyle Secured Lending, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “CGBD” or the “Company”) (NASDAQ: CGBD) today announced its financial results for its fourth quarter and full year ended December 31, 2025.
Alex Chi, CGBD’s Chief Executive Officer, said, “As CGBD’s newly appointed CEO, I look forward to continuing to build on Carlyle’s strong track record and world-class platform. Building off record origination volume in the fourth quarter and full year 2025, we continue to expand our origination apparatus and are focused on further harnessing the full power of the OneCarlyle platform. The depth of our underwriting sector expertise positions us to take share in a more active market environment, and we are confident in the strength and credit quality of our existing portfolio should volatility persist. As we accelerate the growth and impact of the Carlyle Direct Lending business, CGBD’s core strategy remains focused on stable, high-quality credits in the middle market, complimented by strategic partnerships that enhance return on equity, exemplified by our newly announced structured credit joint venture.”
For the fourth quarter of 2025, we reported $0.33 per common share of Net Investment Income and $0.36 per common share of Adjusted Net Investment Income, a non-GAAP financial measure described below.
For 2025, we reported $1.48 per common share of Net Investment Income and $1.51 per common share of Adjusted Net Investment Income, a non-GAAP financial measure described below.
Net asset value per common share decreased by 0.6% for the fourth quarter to $16.26 from $16.36 as of September 30, 2025. The total fair value of our investments increased to $2.5 billion as of December 31, 2025.
Dividends
On February 18, 2026, the Board of Directors declared a quarterly common dividend of $0.40 per share. The dividend is payable on April 16, 2026 to common stockholders of record on March 31, 2026.

Conference Call
The Company will host a conference call at 11:00 a.m. (Eastern Time) on Wednesday, February 25, 2026 to discuss these financial results. The conference call will be available via public webcast via a link on our website and will also be available on our website soon after the call’s completion.

Non-GAAP Financial Measures
On a supplemental basis, we are disclosing Adjusted Net Investment Income Per Common Share, which is calculated and presented on a basis other than in accordance with GAAP (“non-GAAP”). We use this non-GAAP financial measure internally to analyze and evaluate financial results and performance, and we believe this non-GAAP financial measures is useful to investors as an additional tool to evaluate our ongoing results and trends and to review our performance without giving effect to (i) the amortization/accretion resulting from the new cost basis of the investments acquired and accounted for under the acquisition method of accounting in accordance with ASC 805 and (ii) the one-time purchase or non-recurring investment income and expense events, including the effects on incentive fees. In addition, Company’s management uses the non-GAAP financial measure described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not had similar one-time or non-recurring events. The presentation of this non-GAAP measure is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.
Starting in the first quarter of 2025, the adjustment to net investment income per common share to determine Adjusted Net Investment Income Per Common Share represents the difference between GAAP amortization under the asset acquisition method

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of accounting in accordance with ASC 805 and management’s non-GAAP measure of amortization related to assets acquired in connection with the CSL III merger on March 27, 2025, and the remaining interest in Middle Market Credit Fund II on February 11, 2025. This adjustment reflects management’s view of the economic yield on the acquired assets and is consistent with our internal evaluation of performance.
The following details the additional one-time or non-recurring events considered as part of the non-GAAP measure. The non-GAAP measure is reflected net of any incentive fee impacts, as applicable.
•On December 1, 2025, we redeemed $85.0 million aggregate principal of our 8.20% senior unsecured notes due December 1, 2028 at a redemption price equal to 100% of the principal amount redeemed, plus accrued and unpaid interest. Refer to Note 9, Borrowings, in our Form 10-K for the year ended December 31, 2025 for more information on the redemption. In connection with the redemption, the debt issuance costs were accelerated in accordance with GAAP.

Carlyle Secured Lending, Inc.
CGBD is an externally managed specialty finance company focused on lending to middle-market companies. CGBD is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through December 31, 2025, CGBD has invested approximately $10.7 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. CGBD’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. CGBD has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Web: carlylesecuredlending.com

About Carlyle
Carlyle (“Carlyle,” or the “Adviser”) (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Carlyle AlpInvest. With $477 billion of assets under management as of December 31, 2025, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs more than 2,500 employees in 27 offices across four continents. Further information is available at www.carlyle.com. Follow Carlyle on X @OneCarlyle and LinkedIn at The Carlyle Group.

Contacts:

Investors:	Media:
Nishil Mehta	Kristen Ashton
+1-212-813-4918	+1-212-813-4763
publicinvestor@carlylesecuredlending.com	kristen.ashton@carlyle.com
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